FLOOR & DECOR HOLDINGS, INC.

2233 Lake Park Drive

Smyrna, GA 30080

November 14, 2017

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549-3628

Attention:                                         Mr. Sergio Chinos, Staff Attorney

Re:                        Registration Statement (File No. 333- 221525)

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned registrant (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that the same may become effective at 4:50 p.m. (Washington D.C. time) on November 15, 2017 or as soon as practicable thereafter.

Please contact Monica Shilling of Proskauer Rose LLP, counsel to the company, at (310) 284-4544 if you have any questions about this letter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Sincerely,

FLOOR & DECOR HOLDINGS, INC.

/s/ Trevor S. Lang
Trevor S. Lang
Executive Vice President and Chief Financial Officer

cc:                                Monica J. Shilling, Proskauer Rose LLP

[Signature Page to Acceleration Request]